                                                                                                EXHIBIT 12
                                             SOUTH CAROLINA ELECTRIC & GAS COMPANY
                                     COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                   (Thousands of Dollars)


                                                   12 Months
                                                    June 30,                     Year Ended December 31,
                                                      1997        1996        1995        1994         1993        1992
Fixed Charges as defined:
  Interest on long-term debt..................     $ 94,113    $ 94,834    $ 96,138   $  85,368    $  77,975    $ 79,452
  Amortization of debt premium, discount and
   expense (net)..............................        2,324       2,315       2,223       1,993        1,435         765
  Interest on debt to affiliate...............           23        -            114         279           29          16
  Other interest expense......................        6,661       7,367       9,210       4,910        5,783       6,761
  Interest component of rentals...............        2,028       2,255       2,771       2,692        2,823         923

      Total Fixed Charges (A).................     $105,149    $106,771    $110,456    $ 95,242     $ 88,045    $ 87,917
Earnings, as defined:
  Income......................................     $179,284    $190,482    $169,185    $152,043     $145,968    $102,163
  Income taxes................................       99,624     108,176      97,249      82,716       80,738      50,158
  Total fixed charges ........................      105,149     106,771     110,456      95,242       88,045      87,917

      Total Earnings (B)......................     $384,057    $405,429    $376,890    $330,001     $314,751    $240,238

Ratio of Earnings to fixed charges (B/A)......         3.65        3.80        3.41        3.46         3.57        2.73


309